Exhibit 10.14

YETI COOLERS, LLC

5301 Southwest Parkway
Austin, TX 78735

May 18, 2016

Ice Box Holdings, Inc.

3411 Hidalgo Street

Austin, TX 78702

Roy J. Seiders

3100 Gentry Drive

Austin, TX 78746

Ryan R. Seiders

401 Westwood Terrace

Austin, TX 78746

Andrew S. Hollon

10019 Austral Cove

Austin, TX 78739

John David Bullock, Jr.

203 McConnell Drive

West Lake Hills, TX 78746

Re:                             Settlement of Outstanding Obligations

Dear Sirs:

We refer to that certain Membership Interests Purchase Agreement, dated May 22, 2012, by and among YETI Coolers, LLC, (and as successor-in-interest by merger to YETI Acquisition, LLC, the “Buyer”), Ice Box Holdings, Inc. (the “Seller”), and the Shareholders (as defined therein) (the “Purchase Agreement”).

As you are aware, the Board of Directors of YETI Holdings, Inc. (the “Company”) has approved the payment of a dividend to the shareholders of the Company on May 17, 2016.  Following the payment of the cash dividend by the Company to the shareholders of the Company and the receipt by Cortec Group Fund V, L.P. (together with its affiliates, the “Cortec Group”) of a satisfactory return to its original investment, the Buyer agrees to pay to the Seller within five business days from the date of payment of such cash dividend to the Cortec Group an amount equal to $10,000,000.00, less the sum of the amounts payable below:

1.                          $500,000.00 payable to Harris Williams & Co. pursuant to the HW Engagement Letter to the bank account that Harris Williams & Co. will provide to us;

2.                          $290,250.00 payable to Andrew S. Hollon, following the withholding of $209,750.00 in employment and withholding taxes through the Buyer’s payroll; and

3.                          $290,250.00 payable to John David Bullock, Jr., following the withholding of $209,750.00 in employment and withholding taxes through the Buyer’s payroll.

Subject only to payment of the amounts set forth above, if you accept the amount set forth above by counter-signing this letter on the following page, you, on your own behalf, and on behalf of your heirs, beneficiaries, executors, legal and personal representatives, successors, assigns, officers, directors, employees, equityholders and affiliates (collectively, the “Releasor Parties”), hereby fully release, remise, acquit and discharge forever, irrevocably and unconditionally, each of the Buyer, the Cortec Group, the Company and each of their respective parents, subsidiaries, divisions, trustees, administrators, affiliates, predecessors, successors and assigns, and their present and former directors, officers, shareholders, managers, partners members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (collectively, the “Releasees”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, which you, any of the Releasor Parties, your and their respective successors, Affiliates and assigns, or anyone claiming through or under you or any of the Releasor Parties, ever had or now has, or may hereafter have or acquire, against the Releasees for or by reason of any matter, cause or thing whatsoever arising out of, or relating to, any and all earnout amounts and/or bonus payments payable pursuant to the Purchase Agreement (collectively, the “Released Matters”).

You, on your own behalf and on behalf of your Releasor Parties, hereby represent and warrant to the Releasees that you and your Releasor Parties have made no assignment of or transferred any right relating to any Released Matter.  You hereby represent and warrant that, if an individual, that you have the legal capacity to enter into this letter, and if an entity, that you have the right, power, and authority to enter into this letter.

You also irrevocably covenant to refrain from, and cause each of Releasor Parties to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Releasees, in any forum whatsoever (including, without limitation, any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Released Matters.

This letter contains the complete agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties hereto with respect the matters described herein. This letter may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic mail transmission followed promptly by an executed original), each of which will be deemed an original, but all of which together will constitute one and the same instrument. This letter is governed by and shall be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Remainder of page is intentionally left blank.]

Best regards,

YETI COOLERS, LLC
By YETI Holdings, Inc., its Manager

By:	/s/ Matthew J. Reintjes
Name:	Matthew J. Reintjes
Title:	Chief Executive Officer

Accepted and Agreed as of the date written above:

ICE BOX HOLDINGS, INC.

By:	/s/ Roy J. Seiders
Name:	Roy J. Seiders
Title:

/s/ Roy J. Seiders
Roy J. Seiders, individually

/s/ Ryan R. Seiders
Ryan R. Seiders, individually

/s/ Andrew S. Hollon
Andrew S. Hollon, individually

/s/ John David Bullock, Jr.
John David Bullock, Jr., individually